Exhibit 99.1

January 28, 2009

TO:  All Members

As you know, the Federal Home Loan Bank of Boston (the Bank) is focused on preserving capital in response to ongoing market volatility. Recent communications regarding the Bank’s excess stock repurchase moratorium, our increased retained earnings target, and quarterly dividend payout restriction demonstrate how we are responding to these unprecedented conditions.

The aforementioned announcements have generated a number of member inquiries regarding future dividends. At this point in time, it is clear that members will likely face quarters where there is little or no dividend payout. Unfortunately, we cannot predict when dividends might edge closer to historical levels just as we cannot forecast the duration or depth of the current economic crisis. We can, however, assure you that the Bank remains committed to its mission by providing members with ready access to reasonably priced credit through a wide array of advances products.

We have also received questions regarding upcoming rounds of the Affordable Housing Program (AHP). Since the AHP is funded through an annual set-aside based on a percentage of the previous year’s net income, the Bank is delaying the implementation of the 2009 AHP (including the Equity Builder Program) pending final review of our 2008 financials. Once we have a better picture of our 2008 results, we will be able to determine how the AHP will be affected moving forward.

We will keep you informed of further developments as they unfold. Should you have questions, please contact Chief Financial Officer Frank Nitkiewicz (617-292-9624) or me (617-292-9610). Thank you for your continued patience and support through these challenging times.

Sincerely,

Michael A. Jessee

President and Chief Executive Officer